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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of this 20th  day of December, 2012 by and among SHELTER EXPRESS CORP., a New York corporation having its principal place of business at 444 Merrick Road, Suite 370, Lynbrook, New York 11563 (the “Seller”), on the one hand, and MANISHA PATEL, an individual, residing at _____________________________,  (the “Buyer”), on the other hand.  Each of Buyer and Seller shall be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller beneficially owns all of the issued and outstanding shares of capital stock of Shelter Electric Maintenance Corp., a New York corporation having its principal place of business at 53-21 Vernon Boulevard, Long Island City, New York 11101 (the “Company”); and

WHEREAS, the Company provides electrical construction and contracting services to commercial, industrial, institutional and governmental customers (the “Business”); and

WHEREAS, the Buyer desires to acquire from the Seller and the Seller desires to sell to the Buyer all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, the Buyer and the Seller wish to set forth the terms under which the Buyer shall acquire the Shares and assume certain liabilities of the Seller in connection with the Company and each have agreed to the transactions described herein and have agreed to enter into this Agreement and such other agreements and instruments as shall be necessary to effect the transactions contemplated hereby.  This Agreement and such other agreements as shall be necessary to effect the transactions contemplated hereby shall each be referred to herein individually as a “Transaction Document” and, collectively, as the “Transaction Documents.”

NOW THEREFORE, in reliance upon the representations and warranties made herein and for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF STOCK

1.1           The Seller shall sell, transfer, convey, assign and deliver to the Buyer and the Buyer shall purchase and acquire from the Seller, at the Closing (as defined herein), all of the Seller’s right, title and interest in and to the Shares. As part of this purchase, the Buyer shall, through its ownership of the Shares, acquire the Company’s assets of every kind, nature and description used by, for and in connection with the operation of its Business (the “Assets”), excluding the specific assets set forth and described in Section 1.2, but including, without limitation, those items listed on Schedule 1.1 and the following:

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      (a)           subject to adjustment as provided for in Article 2 below, net realizable accounts receivable and retainage, as of September 15, 2012, in the amount of One Million Four Hundred Ninety Two Thousand Two Hundred Forty Seven ($1,492,247) Dollars, as set forth on Schedule 1.1 (the “Acquired Receivables”);

(b)           the equipment, furnishings, fixtures and leasehold improvements used in connection with the operation of the Business as described on Schedule 1.1, but in no event shall any assets located at 444 Merrick Road, Suite 370, Lynbrook, New York be sold, transferred, conveyed or assigned to Buyer (the “444 Merrick Assets”);

(c)           subject to the receipt of any applicable third party consents, the Company’s right, title and interest in and to those contracts, agreements, licenses, permits, instruments, commitments, arrangements, understandings, including, without limitation, all service, maintenance, supply, purchase, distribution, advertising and promotional services agreements to which the Company is a party or by which the Company or the Business is bound, all as set forth on Schedule 1.1 under the heading “Acquired Agreements” (collectively, “Acquired Agreements”);

(d)           intellectual property of the Company, including without limitation all trade names, trademarks, service names, service marks, copyrights, private labels, logos or designs, whether registered or not, derived from or used in connection with the Business;

(e)           books, records, files, correspondence and other documents of the Company, including, without limitation, all customer lists, supplier lists, price lists, sales records, employee compensation records, telephone and facsimile numbers and listings, advertising materials, business files, financial data, and similar books and records related to the Business; provided, however, Seller shall retain all invoices and accounts payable ledgers, provided further that the Buyer is given access to same as the Buyer may reasonably request (collectively, the “Retained Records”);

(f)           the Company’s permits, licenses, consents and approvals of any governmental or regulatory authority or other entity; and

(g)           the Company’s existing and prospective business relationships, reputation, and other intangibles which may be characterized as “good will” or “going concern value” of the Company.

1.2           Notwithstanding anything to the contrary herein, the following assets of the Company are not being sold hereunder and shall be transferred and assigned to Seller immediately prior to Closing:

(a)           the assets described on Schedule 1.2 hereto;

(b)           subject to Article 2 below, any accounts receivable and retainage of the Company, whether current or non-current, invoiced or accruing from September 15, 2012 to the Closing Date, arising out of or otherwise related to any goods or services provided as part of the Business prior to the Closing Date (the “Excluded Receivables”);

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(c)           any agreement not listed on Schedule 1.1 hereto under the heading “Acquired Agreements;”

(d)           all cash, cash equivalents, securities and short-term investments held by the Company as of the Closing Date;

(e)           all claims of the Company for refunds for any income taxes, whether federal, state, local, foreign or other, applicable to periods prior to the Closing Date;

(f)           any and all insurance proceeds and insurance claims of the Company, except for proceeds and claims relating to any damage, loss or casualty to the Assets accruing after the  execution  of this Agreement but prior to the Closing Date;

(g)           the Retained Records; and

(h)           the 444 Merrick Assets.

1.3           The Seller shall transfer, convey and assign to the Buyer title to the Shares at the Closing, free and clear of any liens, pledges, charges, mortgages, security interests, restrictions, easements, liabilities, claims, encumbrances or right of others of every kind and description (collectively, “Liens”) except as described herein.

ARTICLE 2
ACCOUNTS RECEIVABLE TRUE-UP

2.1      At the Closing, Seller will deliver to Buyer an updated schedule of the Company’s outstanding Acquired Receivables as of the Closing Date (the “Closing Date Acquired Receivables”).  To the extent that the outstanding amount of the Closing Date Acquired Receivables is more than $1 million, such excess amount shall be paid to Seller by wire transfer upon collection by Buyer or the Company as and when received, of the remaining Acquired Receivables, in proportion to such excess amount over the remaining balance of the Acquired Receivables1.  To the extent that the outstanding amount of the Closing Date Acquired Receivables is less than $1 million, Seller shall pay by wire transfer or cause the Company to pay by wire transfer to Buyer at Closing, the amount of such deficiency.

2.2      Following Closing, Buyer and/or the Company shall use commercially reasonable efforts to collect, on behalf of Seller, the Excluded Receivables.  To the extent Buyer or the Company collects any Excluded Receivables, then, following the collection of the Acquired Receivables (other than retainage), Buyer shall pay to Seller by wire transfer, all such amounts within three (3) business days of collection.  Neither Buyer nor the Company shall settle or otherwise compromise the Excluded Receivables without the prior written consent of Seller.

1 By way of example, if Seller is owed $100,000 and the outstanding amount of the Acquired Receivables is $900,000, then, for every $9 of Acquired Receivables Buyer or the Company collects, Buyer will pay $1 to the Seller.

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ARTICLE 3
PURCHASE PRICE AND PAYMENT TERMS

3.1           Purchase Price.  In consideration of the sale of the Shares of the Company to the Buyer in accordance with the terms hereof, and in reliance upon the representations, warranties and covenants made herein by the Seller to the Buyer, Buyer shall pay the Seller, a purchase price (the “Purchase Price”), in full payment thereof, in an amount equal to Four Hundred Ninety Two Thousand Two Hundred Forty Seven ($492,247) Dollars, payable by wire transfer upon Buyer’s collection of the first Four Hundred Ninety Two Thousand Two Hundred Forty Seven ($492,247) Dollars from the Acquired Receivables in accordance with the procedure set forth in Article 2 above.

3.2           Payment of Sales and Transfer Taxes.  The Buyer shall pay any and all sales, use or other transfer taxes payable by reason of the transfer and conveyance of the Shares hereunder.

ARTICLE 4
CLOSING

4.1           Closing.  The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ruskin Moscou Faltischek, P.C., 1425 RXR Plaza, East Tower, 15th Floor, Uniondale, New York 11556 on or about December 31, 2012, or at such other time and place, including by telephone, facsimile and/or electronic mail, as the parties hereto mutually agree in writing.  The date on which the Closing takes place is referred to herein as the “Closing Date.”

4.2           Conditions. At the Closing, the conditions to closing set forth in Articles 9 and 10 shall be satisfied and the deliveries of documents and other things and the performance of other actions described in such articles shall be delivered and performed.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Buyer that all of the statements contained in this Article 5 are correct and complete in all material respects as of the date of this Agreement:

5.1           Organization; Powers; Good Standing. Each of the Company and the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.  Each of the Company and the Seller has all requisite power and authority to carry on the business in which it is engaged and to own and use the assets and equipment owned and used by it.  Each of the Company and the Seller have not failed to qualify in any jurisdiction in which the assets owned, leased or operated by it or the nature of the business conducted by the Company makes such qualification necessary, except for any state wherein the failure to be so qualified will not have a material adverse effect on the Company or the obligations of the Seller under this Agreement.

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5.2           Authorization of Transaction.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  All necessary corporate action has been taken to authorize the execution, delivery and performance of this Agreement, including without limitation the rendering of approval by the board of directors of the Seller, as the sole stockholder of the Company.  This Agreement constitutes the valid and legally binding obligation of the Seller enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

5.3           Capitalization.

(a)           Set forth on Schedule 5.3 attached hereto is a true and correct description of (i) the number and nature of the Company Interests (as defined below) owned of record, (ii) the name of the owner of each Company Interest, and (iii) all of the current directors and officers of the Company.  There are no currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Seller or the Company is a party or which are binding upon the Seller or the Company providing for the issuance, disposition, or acquisition of any Seller Interests.  There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company.  There are no contractual or statutory preemptive rights or similar restrictions with respect to the issuance or transfer of any Company Interests.  There are no voting trusts, proxies, or any other agreements, restrictions or understandings with respect to the voting of any of the Company Interests.

(b)           The Shares represent all of the issued and outstanding shares in the Company. Seller is and will be on the Closing Date the sale record and beneficial owner and holder of 200 Shares, free and clear of all Encumbrances (as defined below).  All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable.  There are no contracts, agreements, commitments or understandings relating to the issuance, sale, or transfer of any other equity securities or other securities of the Company.  None of the outstanding equity securities of the Company was issued in violation of any federal, state or local law.  The Company does not own, or have any Contract (as defined below) to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

“Company Interests” means any capital, capital stock, membership interests, or other security of the Company.

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5.4           No Violation.  Except as set forth on Schedule 5.4, the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated by this Agreement will not (i) require the consent, approval or authorization of any other individual, corporation, partnership, limited liability company, trust, joint venture or other entity or public authority (collectively referred to herein as a “Person”); (ii) violate or contravene the organizational certificates, documents and agreements, as amended to date, of the Seller or the Company, (iii) violate or contravene any law, statute, rule, regulation, order, judgment or decree to which the Seller or the Company is subject, (iv) conflict with or result in a breach of or constitute a default by any party under any contract, agreement, instrument or other document to which the Seller or the Company is a party or by which the Seller or the Company or any of its or their assets or properties are bound or subject, or (v) result in the creation of any lien upon the Assets or the Business.

5.5           Tax Matters.

(a)           The Company has duly and timely filed (or obtained valid extensions thereof), with the United States, and other appropriate governmental authorities all Tax Returns and reports required to be filed in connection with the Business (including Tax Returns relating to the payment of the Purchase Price) and all such Tax Returns were or will be true, correct and complete in all material respects when filed.  All Taxes of the Company which have become, will become or are due, and any assessments received by the Company regarding any period through or ended prior to the Closing Date (including any Taxes due as a result of its receipt of the Purchase Price) have been timely paid (or will be duly and timely paid and adequate reserves have been made therefor), whether or not reflected on a Tax Return, except for Taxes that are being contested by the Company in good faith by appropriate proceedings and for which adequate reserves have been made.  No notice of a claim, audit or pending investigation has been received by the Seller in connection with the Business or the Assets, or has been threatened, by any federal, state, local, foreign or other jurisdiction with respect to Taxes.  In connection with the Business, the Company has properly withheld and timely paid to the proper governmental authority when due, all Taxes required to be withheld and paid.

(b)           There are no liens for Taxes upon any of the Assets, other than liens for Taxes not yet due and payable.

(c)           For purposes of this Agreement, (i) “Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local foreign and other income, environmental, add-on, minimum, franchise, profits, capital gains, capital stock, capital structure, transfer, sales, gross receipt, use, ad valorem, service, service use, lease, recording, customs, occupation, property, excise, gift, severance, windfall profits, premium, stamp, license, payroll, social security, employment, unemployment, disability, value-added, withholding, and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return) and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by an governmental authority (domestic or foreign), penalties, fines and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person, regardless of whether disputed; and (ii) “Tax Return” means any return, report, declaration, information return, filing or other document (including any amendments thereto or related or supporting information) filed or required to be filed with respect to Taxes.

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5.6           Title to Assets. The Company owns or leases all assets which it needs to own or lease in order to conduct the Business as presently conducted.  Except as set forth on Schedule 5.6, the Company owns good and marketable title to the Assets owned by it, free and clear of all liens, claims, encumbrances and security interests of any type or nature (“Encumbrances”).

5.7           Litigation.  Except as set forth on Schedule 5.7, there are no actions, suits or proceedings against the Company relating to the Business pending or, to the Seller’s knowledge, threatened against or affecting the Company at law or in equity, or before or by any federal, state, municipal or other governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, in the United States or foreign jurisdiction.

5.8           Labor Matters.  Except as set forth on Schedule 5.8, in connection with the Business, there are no (i) unfair labor practice charges or complaints, arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns, work stoppages or other labor controversies pending or, to the Seller’s knowledge, threatened against or affecting the Company, and the Assets or the Business; (ii) labor agreements, collective bargaining agreements or any other labor-related agreements or arrangements with any labor union or labor organization that pertain to any of the employees of the Company; (iii) employees of the Company that are represented by any labor organization with respect to their employment with the Company or work in the Business; and (iv) pending, or to the knowledge of the Company, threatened labor union organizing drives or demands for recognition or certification, representation or certification proceedings or petitions seeking a representation election with respect to the employees of the Business.

5.9           Intellectual Property.  Except as set forth on Schedule 5.9, the Company has no intellectual property, including any patents, trademarks, trade names, copyrights, registrations or applications that are necessary for the operation of the Business or the use of the Assets. Except as set forth on Schedule 5.9, the Company  is not a licensor in respect of any intellectual property, including any patents, trademarks, trade names, copyrights or registrations or applications pertaining to the Assets.

5.10           Equipment. The equipment, machinery and tools included in the Assets are in good operating condition and repair, normal wear and tear excepted and, as of the date of the Agreement, are adequate for the uses to which they are being put.  None of such equipment, machinery or tools are in need of maintenance or repairs except for ordinary and routine maintenance and repairs.  Subject to the representations and warranties contained in this Agreement, such equipment, machinery or tools are being delivered in “as is” condition.

5.11           Governing Documents; Corporate Records. The Seller has delivered or made available for review by the Buyer a full and complete set of the governing documents of the Company, inclusive of the Certificate of Incorporation and By-Laws, and all corporate records, including, but not limited to, the corporate resolutions adopted by the Company. The Seller represents that these governing documents and corporate records are true and accurate and the Company is run in accordance with the rights under such governing documents.

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5.12           Permits and Licenses.  Schedule 5.12 sets forth a full and complete list of, and the Seller has delivered to the Buyer copies of, all permits and licenses which are material to the operation of the Company’s Business and the use of the Assets (collectively the “Governmental Permits”) owned, issued to or held by the Company as of the date of this Agreement.  The Governmental Permits enumerated and listed on Schedule 5.12 are all of the permits and licenses necessary for the operation of the Business as presently constituted and are valid and in full force and effect; no violations are or have been recorded in respect of any Governmental Permit; no proceeding is pending or threatened to revoke or limit any Permit; and none of the rights under any such Permit will be subject to termination or modification as a result of the consummation of the transactions contemplated hereby.

5.13           Compliance with Law.  The Company is in compliance in all material respects with all material federal, state and local laws, regulations, orders, judgments and decrees applicable to the Company except for such minor noncompliances which could not reasonably be expected to have a Material Adverse Effect (as defined below) on the Business or the Assets.

5.14           Contracts.  For purposes of this Agreement, “Contracts” means all material agreements, contracts and commitments to which the Company is a party or by which any of the Assets is bound.  Schedule 5.14 sets forth a complete list of all Contracts, whether oral or written, to which the Company is a party.  Each contract is a valid and binding agreement of the Company entered into in the ordinary course of business, enforceable in accordance with its respective terms and remains in full force and effect.  The Company is not in breach, material or otherwise, or default under any such Contracts and no event has occurred which with the giving of notice of the lapse of time or both would constitute a material breach or default, or permit termination, modification or acceleration under such Contracts (other than those which have been waived).

5.15           Financial Information.  The Seller has provided the Buyer with the following financial statements (collectively the “Financial Statements”) of the Company:  (A) unaudited balance sheet and related statements of income for the Company as of and for the fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 (December 31, 2011 being the “Most Recent Fiscal Year End”), and (B) unaudited balance sheet (the “Latest Balance Sheet”) and related statements of income for the Company as of and for the nine (9) months ended September 30, 2012 (collectively, the “Interim Financial Statements”).  The Financial Statements were prepared from the books and records of the Company in accordance with GAAP (except to the extent that certain notes and supplemental information otherwise required in accordance with GAAP are not included in the Financial Statements and that the Interim Financial Statements would be subject to normal year-end adjustments) and fairly and accurately set forth, in all material respects, the results of operations and financial position of the Company, for the periods indicated.

5.16           Real Property; Environmental Compliance.

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        (a)           The Company does not own any real property.  Other than as set forth in Schedule 5.16, the Company does not lease or otherwise have an interest in any real property used in connection with the Business.

(b)           To the Seller’s knowledge, the Company is in full compliance with all federal, state and local statutory or common laws, regulations, rules, ordinances, permits, approvals, registrations, licenses, administrative orders, judicial decrees or the like (collectively, “Environmental Laws”) relating to (A) pollution or protection of the environment, natural resources or human health from any hazardous substance (as defined in any Environmental Law) or (B) nuisance, trespass or “toxic-tort”, including, without limitation, laws relating to emissions discharges, releases or threatened releases of any hazardous substances or otherwise relating to the manufacture, processing, importation, distribution, use, generation, treatment, storage, disposal, transportation or handling of any hazardous substance.  The Company possesses and is in compliance with all permits required under applicable Environmental Laws in connection with the Business.  There are no past or present actions, activities, circumstances, conditions, events, incidents or practices, including, without limitation, the release, threatened release, emission, discharge, disposal, storage, treatment, transportation, generation, manufacture or use of any hazardous substance that could form the basis of any claim against the Company or against any person or entity whose liability for any claim the Company has or may have retained or assumed either contractually or by operation of law.

5.17           Assumed Liabilities.  The liabilities set forth on the Interim Financial Statements (i) arose from bona fide transactions in the ordinary course of business, and (ii) to the extent not already paid, are presently payable in accordance with their terms.

5.18           Insurance Policies.  Schedule 5.18 contains a complete and correct list and description of all insurance polices with respect to the Company, including the Business and the Assets.  Such policies are in full force and effect and insure adequately against risks to which the Company, the Business and the Assets are normally exposed in the operation of the Company.  No notice of cancellation, expiration or non-renewal of any such policy has been received by the Company and no cause for such termination exists.  A copy of each insurance policy has been provided to the Buyer.  The Parties acknowledge and agree that such insurance policies maintained by the Company shall be terminated on the Closing Date and such insurance policies will be replaced by the Buyer with insurance policies of similar coverage and limits.

5.19           Subsidiaries.  Except as set forth on Schedule 5.19, the Company does not own or control any direct or indirect equity interest in any Person.

5.20           Recent Events.  Since the date of the Latest Balance Sheet, the Company has not experienced or suffered any Material Adverse Effect. “Material Adverse Effect” means (i) with respect to any Party, a material adverse effect or impact upon the assets, financial condition, results of operations, or business of such Party and its subsidiaries, if any, or (ii) in any case, on the ability of the Parties to consummate the transactions contemplated hereby, other than changes or effects arising out of (a) general economic conditions, (b) the financial markets or (c) entering into or public disclosure of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, except as set forth on Schedule 5.20 attached hereto, since the date of the Latest Balance Sheet, the Company has not:

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(a)           sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

(b)           created or suffered to exist any security interest upon any of its assets, tangible or intangible, either (a) outside the ordinary course of business or (b) within the ordinary course of business but securing any liabilities in the aggregate in excess of Five Thousand ($5,000.00) Dollars;

(c)           issued, sold, or otherwise disposed of any of the Company Interests or other equity interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of the Company Interests or other equity interests, or any securities convertible or exchangeable into any the Company Interests or other equity interests;

(d)           declared, set aside, or paid any distribution with respect to the Company Interests or other equity interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of the Company Interests or other equity interests;

(e)           made or committed to make any capital expenditures or entered into any other material transaction (a) outside the ordinary course of business or (b) within the ordinary course of business but involving an expenditure in excess of Five Thousand ($5,000.00) Dollars;

(f)           changed, in any material respect, the manner in which its business has been conducted, including, without limitation, billing of clients or collection of accounts receivable, purchases of goods and services or payment of accounts payable;

(g)           changed the accounting principles, methods or practices or any change in the depreciation or amortization policies or rates;

(h)           suffered any change, event or condition which. in any case or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect upon the Company's condition (financial or otherwise), assets, liabilities, Business, operations or prospects. or the Company's ability to consummate the transactions contemplated herein;

(i)           suffered any destruction, damage to or loss of any asset (whether or not covered by insurance) which could reasonably be expected to have a Material Adverse Effect upon the condition (financial or otherwise), assets, liabilities, Business, operations or  prospects of the Company, the value or utility of their assets or the Company's ability to consummate the transactions contemplated herein

(j)           amended or terminated any contract or any license or permit or received any notice of termination of any of the same;

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(k)           declared or made any payment of dividends or other distribution to its shareholder or upon or in respect of any shares of its capital stock, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(l)           made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any shareholder, director, officer, employee, salesman, distributor or agent of the Company; or

(m)           agreed (whether orally or in writing) to any of the foregoing.

5.21           Employees; ERISA.  Except as set forth on Schedule 5.21, the Company does not sponsor or maintain and it is not obligated to make contributions to any written or oral (i) pension, profit sharing or thrift plan; (ii) employee stock ownership, stock option or stock purchase plan; (iii) medical, hospitalization, vision, dental, life, disability or other similar plan; (iv) bonus, incentive compensation or deferred compensation plan, program, policy or practice; (v) severance or vacation pay, or scholarship, legal services, educational assistance, or dependent care plan, program, policy, or practice; (vi) retirement, death benefit or other fringe benefit plan; (vii) trust agreement; or (viii) any other employee benefit plan, program, policy or practice of any kind.  The Company has paid in full all salaries, wages and other benefits (including without limitation all accrued vacation, sick leave and personal leave benefits) for all employees at the Business, and has complied with all laws relating to the employment of labor, including without limitation the payment of all payroll taxes and the withholding of taxes as required under applicable law.

5.22           Bankruptcy.  Neither the Company nor the Seller has filed any petition in bankruptcy, nor commenced any other proceeding for protection from creditors in the United States, any state of the United States or in any other jurisdiction.

5.23           Absence of Undisclosed Liabilities.  Except as set forth on any of the other Schedules annexed hereto, the Company has no material obligation or liability, and, to the Seller’s knowledge, there is no existing condition, situation or set of circumstances which would reasonably be expected to result in material liabilities to the Company, except (a) those reflected or reserved against in the balance sheets contained in the Financial Statements or (b) any liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet.

5.24           No Broker.  No broker, finder, agent or other intermediary has acted on behalf of the Seller or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder’s fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of the Seller.  The Seller agrees to indemnify the Buyer for any claims brought by any broker, finder or other agent claiming to have acted on behalf of the Seller in connection with this sale.

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        5.25           Disclosure. No representation or warranty of the Seller and the Company in this Agreement contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5.26           Securities Laws. The Shares owned by such Seller and the Company were issued in full compliance with all applicable federal and state securities laws.

ARTICLE 6
REPRESENTATION AND WARRANTIES OF BUYER

As a material inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer hereby represents and warrants to the Seller that the statements contained in this Article 6 are correct and complete in all material respects as of the date of this Agreement:

6.1           Organization; Power; Good Standing. The Buyer is a an individual residing in the State of New Jersey. The Buyer has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.  The Buyer has not failed to qualify in any jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except for any state wherein the failure to be so qualified will not have a Material Adverse Effect on the obligations of the Buyer under this Agreement.

6.2           Authority; Binding Obligation.  The Buyer has full legal right, power and authority to enter into this Agreement and the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution, delivery and performance of the Transaction Documents by the Buyer has been duly authorized by all necessary corporate action on the part of the Buyer.  Each of the Transaction Documents has been duly executed by the Buyer and is a valid, legally binding and enforceable obligation of the Buyer.

6.3           No Violation.  The execution, delivery and performance of the Transaction Documents by the Buyer and the consummation of the transactions contemplated by the Transaction Documents will not (i) require the consent, approval or authorization of any Person; (ii) violate or contravene the organizational certificates, documents and agreements, as amended to date, of the Buyer; (iii) violate or contravene any law, statute, rule, regulation, order, judgment or decree to which the Buyer is subject; or (iv) subject to the receipt of any applicable third party consents, conflict with or result in a breach of or constitute a default by any party under any contract, agreement, instrument or other document or contract to which the Buyer is a party or by which the Buyer or any of its assets or properties are bound to which the Buyer or any of its assets or properties are subject.

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6.4           No Brokers.  The Buyer has not employed, either directly or indirectly, or incurred any liability to, any broker, finder or other agent in connection with the transactions contemplated by this Agreement.  The Buyer agrees to indemnify the Seller for any claims brought by any broker, finder or other agent claiming to have acted on behalf of the Buyer in connection with this sale.

6.5           Litigation. There are no claims, suits, litigation, or proceedings pending or threatened against the Buyer which could materially adversely affect the Buyer’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement or to operate the Business after Closing.

6.6            Investment Intent; Accredited Investor.  Buyer is acquiring the Shares for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof.  At the time Buyer was offered the Shares, it was, and at the date hereof it is, an "accredited investor" as defined in Rule 501(a) under the Securities Act.

6.7           Disclosure. No representation or warranty of the Buyer in this Agreement contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE 7
PRE-CLOSING COVENANTS

7.1           Confidentiality. If the transactions provided for herein are not consummated, the Parties and their respective officers, directors, employees, agents and representatives will hold in strict confidence pursuant to the terms of that certain Non-Disclosure Agreement dated July 24, 2012, by and between Seller and Buyer.

7.2           Access to Business.  The Buyer shall have the right to reasonable access to inspect the Business, the Assets and all real estate upon which the same are located.  The Buyer’s inspection rights shall include, without limitation, the right to review all books and records, contracts, accounts, agreements, assets, financial information, and other documents or information reasonably requested by the Buyer in connection with its due diligence, and the Seller hereby agrees to make all such documents and information available to the Buyer for such purposes and such other inspections as the Buyer may request.  The Seller shall cooperate in making its senior personnel available to the Buyer and its representatives at all reasonable times and shall make copies of such materials as the Buyer may request.  The Seller will deliver or cause to be delivered to the Buyer such additional instruments, documents, and certificates as the Buyer may reasonably request for the purpose of (i) verifying the information set forth in this Agreement or on any Schedule attached hereto, and (ii) consummating or evidencing the transactions contemplated by this Agreement.

7.3           No Material Adverse Effect.  During the period from the date of this Agreement to the Closing Date, there shall not have occurred or been discovered, and there shall not exist on the Closing Date, any Material Adverse Effect to the Business, any material damage to the Assets, or any condition or fact which is, or may be, materially adverse to the Assets or the financial condition, properties, results of operations, or prospects of the Business.  In the event of any Material Adverse Effect, the Buyer in its sole discretion may terminate this Agreement by notice to the Seller.

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7.4           Acquired Agreements. Immediately following the execution of this Agreement, the Buyer and Seller shall immediately commence the process to secure the necessary consents of the third-parties under which the Acquired Agreements, as referenced on Schedule 1.1, to allow the transfer of the Shares to the Buyer.  This Agreement is strictly subject to and contingent upon the Buyer securing the consent of all the third parties to the Acquired Agreements, if same is necessary under those Agreements.  In the event that the third parties to the Acquired Agreements do not consent to the Buyer’s purchase of the Shares so as to allow the completion of the Assigned Agreements by the Company with the Buyer as the sole owner of the Shares, the Buyer shall have the right to terminate this Agreement (as provided for in Article 12).  At such time, this Agreement shall be deemed cancelled and the parties shall have no further liability to one another. The Buyer shall use all commercially reasonable efforts to secure the consents of all third parties if same is necessary, including the completion of the substitution of the performance bonds and release of any guarantees thereof as referenced in Section 7.5 below.  The Seller shall cooperate in good faith with the assignment process and offer any assistance that it can throughout.

7.5           Performance Bonds.  Prior to the Closing, the Buyer shall use commercially reasonable efforts to substitute the Company’s performance bonds which are outstanding pursuant to the Acquired Agreements (and release any guarantees thereof) with comparable performance bonds acceptable by the project owners or general contractors, as the case may be.

7.6           Carry on Business in Ordinary Course. With regard to the Business, prior to Closing, the Seller shall cause the Company to:

(a)           carry on the Business in the ordinary course and in a similar manner as heretofore conducted;

(b)           use commercially reasonable efforts to maintain its relationships and goodwill with suppliers, distributors, customers, landlords, employees, agents and others having business relationships with any of them or the Business.

(c)           maintain all of its insurance policies relating to the Assets in full force and effect;

(d)           pay all of its expenses and accounts payable as they arise in the ordinary course of business, including, but not limited to, all employee wages, bonuses and earn-outs;

(e)           comply with all applicable laws;

(f)           not incur, assume or guaranty any indebtedness other than in the ordinary course of business; and

(g)           not create or assume any lien.

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7.7           Cooperation.  Each of the Seller, and the Buyer shall (and Seller shall cause the Company to):

(a)           fully cooperate with each other and its respective legal counsel and accountants in connection with any reasonable steps to be taken as part of its obligations under this Agreement;

(b)           use its reasonable efforts to satisfy those conditions set forth in Articles 9 or 10 which are to be satisfied by it;

(c)           take the necessary steps with the owners and general contractors of the Acquired Agreements to effect the assignment from the Seller to the Buyer of the Acquired Agreements; and

(d)           promptly give notice to the other party of the existence or occurrence of any fact or condition which would make any representation or warranty contained herein untrue in any material respect or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby

7.8           Intentionally Omitted.

7.9           Multiemployer Plan.  Buyer shall hire Seller's employees and agrees to be bound by the Collective Bargaining Agreement, dated July 1, 2008 (“the CBA”), by and between the Seller and Local Union No. 3, International Brotherhood of Electrical Workers, AFL-CIO-CLC (the “Union”), with respect to employees represented by the Union.  Buyer shall continue to contribute to the Joint Industry Board of the Electrical Industry for pensions, annuities, medical, and other welfare benefits of its employees to the extent required by the CBA.

ARTICLE 8
POST-CLOSING COVENANTS

8.1           Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Seller and the Buyer will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate, or evidence the consummation of, the transactions contemplated by this Agreement.  Each of the Seller and the Buyer agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in the Buyer good and marketable title to the Assets and to put the Buyer in actual possession and operating control of the Business and the Assets and to assist the Buyer in exercising all rights with respect thereto.

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8.2           Access to Books and Records. After the Closing, upon reasonable notice, the Buyer and the Seller shall reasonably cooperate with each other and make available to each other and their representatives, employees, counsel and accountants the books and records relating to the Company and the activities of the Business as may reasonably be required after the Closing in connection with any Tax determination or contractual obligations to third parties or to defend or prepare for the defense of any claim or assessment relating to the Assets or any matter listed in a Schedule or to prosecute or prepare for the prosecution of claims against third parties relating to the Seller or in connection with any governmental investigation; provided, however, that such access and assistance does not unreasonably disrupt the normal operations of the Buyer, in the case of access and assistance given to the Seller, or the Seller, in the case of access and assistance given to the Buyer.

8.3           Compensation on Tax Matters.  The Buyer and Seller shall cooperate fully, to the extent reasonably requested, in connection with the filing of any tax return, and any audit, litigation, investigation or other proceeding relating to taxes.  Such cooperation shall include the retention (for the applicable period of limitation) and provision of any records relating to the foregoing, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE 9
CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

9.1           Obligations of the Seller at Closing.  At Closing, the Seller, as the case may be, shall deliver to the Buyer the following:

(a)           assignments and/or applicable third party consents relating to the Acquired Agreements in form and substance reasonably satisfactory to the Buyer, and its counsel, duly executed by the Seller, if same are necessary under the terms and conditions of the Acquired Agreements;

(b)           documents evidencing the substitution of the Buyer for the Company on the performance bonds related to the Acquired Agreements and the release of GTJ REIT, Inc. from the guaranty of such performance bonds, in form and substance satisfactory to the bonding companies, the Parties and their respective counsel, duly executed by the Parties;

(c)           a certificate, dated the Closing Date, of the Secretary of the Seller certifying the resolutions adopted by the Board of Directors of the and sole shareholder of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated under this Agreement;

(d)           a certificate, dated the Closing Date, of an officer of the Seller stating that the representations and warranties of the Seller contained in the Agreement are true, accurate and complete as of the Closing Date;

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(e)           resignations, duly acknowledged by resolution of the Company, under which the Seller and any other parties serving as the President or other executive positions of the Company (inclusive of the Board of Directors) shall formally resign their position;

(f)           any and all such other documents, agreements, certificates and instruments required to be executed and/or delivered by the Seller to Buyer, and all payments (if any) required to be made, pursuant to the terms and provisions of this Agreement; and

(g)           evidence of the payment of any of the Company’s accounts payable which accrued prior to the Closing.

9.2           The Seller’s Performance.  All of the covenants and obligations that the Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

ARTICLE 10
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The Seller’s obligation to sell the Shares and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller in whole or in part):

10.1           Obligations of Buyer at Closing.  At Closing, the Buyer shall deliver to the Seller the following:

(a)           Documents evidencing the substitution of the Buyer for the Seller under the  performance bonds related to the Acquired Agreements (and the release of GTJ REIT, Inc. from the guaranty of such performance bonds), in form and substance satisfactory to the bonding companies, the Parties and their respective counsel, duly executed by the Parties;

(b)           assignments and/or applicable third party consents to the Buyer of the Acquired Agreements in form and substance reasonably satisfactory to the Buyer, and its counsel, duly executed by the Buyer;

(c)           a certificate, dated the Closing Date, of the Secretary of Buyer certifying the resolutions adopted by the Board of Directors of Buyer approving the execution and delivery of this agreement and the consummation of the transactions contemplated under this Agreement;

(d)           a certificate, dated the Closing Date, of an officer of the Buyer stating that the representations and warranties of the Buyer contained in the Agreement are true, accurate and complete as of the Closing Date; and

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         (e)           any and all such other documents, agreements, certificates and instruments required to be executed and/or delivered by Buyer, and all payments required to be made, pursuant to the terms and provisions of this Agreement.

10.2           Buyer Performance.  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

ARTICLE 11
NON-COMPETITION; NON-SOLICITATION

11.1           Non-Competition.

(a)           The Seller acknowledges that the Business could be irreparably damaged if the Seller were to engage in a business substantially similar to the Business as now conducted (a “Competing Business”).  Therefore, as a significant inducement to the Buyer to enter into and perform its obligations under this Agreement and to acquire the Assets of the Seller agrees that for a period of three (3) years after the Closing Date (the “Non-Competition Period”), the Seller, or its respective successors, assigns or affiliates shall not, anywhere in the state of New York, directly or indirectly, either for themselves or any other person, engage in, permit their names to be used by, render services for, or otherwise assist in any manner any Person that engages in any Competing Business.

(b)           Notwithstanding the foregoing, the Seller shall be permitted to invest in stock, bonds, or other securities of any public corporation provided (i) such stock, bonds, or other securities are listed on any national or required exchange or have been registered under Section 12(g) of the Securities Act of 1934; and (ii) its investment does not exceed, in the case of any class of capital stock of any issuer, three (3%) percent of the issued and outstanding shares, or in the case of bonds or other securities, three (3%) percent of the aggregate principal amount thereof issued and outstanding.

11.2           Non-Solicitation.

(a)           The Seller agrees that, for a period of three (3) years after the Closing Date (the “Non-Solicitation Period”), neither it nor any of its successors, assigns or affiliates will directly or indirectly offer employment to or hire, without the prior written consent of the Buyer, any person who was an employee of the Business on the Closing Date who is hired by the Buyer pursuant to the terms hereof unless such employee is terminated by the Buyer or more than one hundred eighty (180) days shall have passed since employee’s voluntary termination of his or her employment by the Buyer.

(b)           Without limiting the generality of the provisions of Section 11.1, the Seller hereby agrees that during the Non-Solicitation Period, neither it nor any of its successors, assigns or affiliates shall, directly or indirectly, without the prior written consent of the Buyer (i) induce any Person which is a customer of the Business to patronize any business directly or indirectly in competition with the Business; (ii) canvass, solicit or accept from any Person who is a customer of the Business, any such competitive business; or (iii) request or advise any Person who is a customer or vendor of the Business or their successors to withdraw, curtail or cancel any such customer's or vendor's business with any such entity.

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11.3           Blue-Pencil.  The Seller recognizes that the territorial, time and scope limitations set forth in this Article 11 are reasonable and are properly required for the protection of the Business’ and the Buyer’s legitimate interests in client relationships, goodwill and trade secrets, and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, each of the Buyer and the Seller agree, and the Seller submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances, and in its reduced form, such provision shall then be enforceable and shall be enforced.

11.4           Equitable Remedies.  The Seller acknowledges and agrees that the covenants set forth in this Article 11 are reasonable and necessary for the protection of the Business and the Buyer’s business interests, its failure to comply with any of the provisions of this Article 11 will cause irreparable harm to the Buyer and that in the event of the Seller’s or its affiliates’ actual or threatened breach of any of the provisions contained in this Article 11, the Buyer will have no adequate remedy at law.  As a result, the Seller agrees that in the event of any actual or threatened breach of any of the covenants set forth in this Article 11, the Buyer may seek equitable relief against the Seller and its affiliates, including, but not limited to, restraining orders and injunctions, as may be deemed necessary or appropriate by a court of competent jurisdiction.  Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, the right to monetary damages.

ARTICLE 12
TERMINATION

12.1           Termination Prior to Closing Date.  This Agreement may be terminated any time prior to the Closing Date:

(a)           by the mutual written consent of Buyer and the Seller;

(b)           by either the Seller or the Buyer, upon notice to the other, if the Closing has not occurred by December 31, 2012, and the failure to close is not caused in whole or in part by the Party seeking to provide such written notice, unless the parties are still seeking in good faith to secure the necessary consents from the third parties to consent to the assignment of the Acquired Agreements.  Either party shall have the right to extend such date for fifteen (15) days by giving written notice thereof to the other Party.  Otherwise time is of the essence with respect to the Closing Date.

(c)           by either the Seller or the Buyer, upon written notice to the other, at any time prior to the Closing, if there has been a material misrepresentation, a material breach of warranty or material breach of a covenant on the part of the other Party which has not been cured to the reasonable satisfaction of the notifying Party within ten (10) Business Days after notice of such breach has been received by the other Party.

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12.2           Effect of Termination.  In the event of termination of this Agreement pursuant to Section 12.1, this Agreement will forthwith become void and there will be no further liability on the part of Buyer or the Seller hereunder, except liability of any party for intentional breaches of this Agreement prior to the time of such termination, and except that the covenants and agreements set forth in Section 13.1 (regarding expenses), Section 7.1 (regarding confidentiality) and this Section 12.2, shall survive such termination indefinitely.

ARTICLE 13
INDEMNIFICATION

13.1           Survival of Representations and Warranties.  All representations and warranties of the Buyer and the Seller set forth in this Agreement shall be true from the date hereof through and including the Closing, and shall survive the Closing for eighteen (18) months, except that (x) representations regarding the payment of any Tax or the filing of any Tax Return shall survive the Closing until six (6) months following the date upon which the applicable taxing authority is barred by statute of limitations set forth in Sections 5.5, the representations contained in Sections 5.16(b) and 5.21 shall survive for the applicable statute of limitations.  All covenants shall survive for the applicable statute of limitations.

13.2           Indemnification by the Seller.  The Seller and GTJ REIT, Inc, a Maryland corporation (“GTJ REIT”) and the ultimate parent of the Seller, agree to indemnify, defend and hold harmless the Buyer and its directors, officers, shareholders, employees, agents, successors and permitted assigns (collectively, the “Buyer Parties”) against, and to reimburse the Buyer Parties with respect to, any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs, including, without limitation, reasonable fees, expenses and disbursements of counsel (collectively, “Damages”), which each may suffer, incur or pay as a result of or arising from: (i) the breach by the Seller of any representation or warranty made by the Seller and contained in, or any material inaccuracy in, this Agreement or any agreement, certificate or instrument contemplated hereby; (ii) the failure of the Seller to perform any covenant or agreement required to be performed by the Seller, as applicable, pursuant to this Agreement or any agreement, certificate or instrument contemplated hereby; and (iii) any liabilities of the Company existing at or arising out of a state of facts existing at or before the Closing Date, to the extent that such liabilities are not reflected or reserved against in the Balance Sheet.

13.3           Indemnification by Buyer.  The Buyer agrees to indemnify, defend and hold harmless the Seller and GTJ REIT and their respective directors, officers, members, employees, agents, successors, and permitted assigns (collectively, the “Seller Parties”) against, and to reimburse the Seller Parties on demand with respect to, any and all Damages which each may suffer, incur or pay as a result of or arising from: (i) the breach by the Buyer of any representation or warranty made by the Buyer contained in this Agreement or any agreement, certificate or instrument contemplated hereby; (ii) the failure of the Buyer to perform any covenant or agreement required to be performed by the Buyer pursuant to this Agreement or any agreement, certificate or instrument contemplated hereby; and (iii) any Assumed Liability.

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13.4           Notice of Claims.

(a)           If a Buyer Party or a Seller Party believes that it has suffered or incurred any Damages pursuant to Section 13.1 or Section 13.2 hereof, it shall so notify the Person from which it is seeking indemnification promptly in writing (i) describing in reasonable detail such Damages; (ii) the amount thereof, if known; (iii) any complaints, subpoena or other documents served against the indemnified person in connection with such Damages; and (iv) the method of computation of such Damages.

(b)           If any legal proceeding shall be instituted or in the event that any claim or demand shall be asserted by any person in respect of which indemnification may be sought from a Party to this Agreement that is required to provide indemnification pursuant to the provisions of Section 13.1 or Section 13.2 hereof (the “Indemnitor”), the Party seeking indemnification (the “Indemnitee”) shall, to the extent of its knowledge thereof, cause prompt written notice of the commencement of such proceeding or the assertion of such claim or demand to be given to the Indemnitor, and the Indemnitor shall have the right, to the extent of its indemnification, at its option and at its own expense, to conduct and control the defense of such claim or demand; provided, however, that the failure by the Indemnitee to give prompt notice shall not release the Indemnitor of its indemnification obligations hereunder, except to the extent such failure actually prejudices the Indemnitor.  If the Indemnitor does not so assume control, the Indemnitee shall have the right to defend, contest, settle or compromise such claim or defend in the exercise of its exclusive discretion, and the Indemnitor shall, upon request from any Indemnitee, promptly pay to such Indemnitee in accordance with the other terms of this Article 13 the amount of any Damages.  If the Indemnitor does assume control, the Indemnitor shall have the right to undertake, conduct and control, through counsel of its own choosing and at its sole expense, the conduct and settlement of such claim or demand, and the Indemnitee shall cooperate with the Indemnitor in connection therewith.

13.5           Limitations on Rights of Indemnification.  No Buyer Party shall have the right to indemnification under this Agreement unless and until the aggregate amount of any and all such indemnification claims made by the Buyer Party shall exceed Fifty Thousand ($50,000) Dollars (the “Basket Threshold”), at which time the Buyer Party shall be entitled to the entire amount in excess of the Basket Threshold; provided, however, the Basket Threshold shall not apply to claims arising out of fraud.  The aggregate liability of the Seller and GTJ REIT hereunder shall not exceed the Purchase Price provided, however, that the provisions of this Section 13.5 shall not apply to (a) breaches of Seller’s representations and warranties related to tax matters, ERISA matters and environmental matters, (b) breaches of covenants or agreements set forth herein; and (c) claims arising out of fraud.

13.6           Remedies.  The remedies provided in this Article 13 shall be the sole and exclusive remedies of the Buyer Parties and Seller Parties from and after the Closing in connection with any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided, that, nothing contained herein shall prevent any party from seeking equitable remedies (including specific performance or injunctive relief) in connection therewith.  The Buyer Parties shall not be required first to institute any suit or action or to exhaust their remedies against the Seller and GTJ REIT or any other person or party in order to enforce this indemnification against either the Seller or GTJ REIT.

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ARTICLE 14
GENERAL PROVISIONS

14.1           Expenses.  Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the contemplated transactions, including all fees and expense of its Representatives.

14.2           Public Announcements.  Any public announcement, press release or similar publicity with respect to this Agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as the Parties mutually agree, except as may be required by law, rule or regulation. Except as may be required by applicable law, rule or regulation, neither Party, other than with the consent of the other Party, nor any of their Representatives shall disclose to any Person (a) the fact that any confidential information (“Confidential Information”) of the Seller has been disclosed to the Buyer or its Representatives, that the Buyer or its Representatives have inspected any portion of the Confidential Information of the Seller, that any Confidential Information of the Buyer has been disclosed to the Seller or its Representatives or that the Seller or its Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the contemplated transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the contemplated transactions or the related documents (including this Agreement). The Seller and the Buyer will consult with each other concerning the means by which the Seller’s employees, customers, suppliers and others having dealings with the Seller will be informed of the contemplated transactions.

14.3           Notices.  All notices permitted or required under this Agreement shall be in writing and shall be either (a) delivered by personal service; (b) delivered by a nationally recognized overnight courier service; or (c) telecopied and confirmed electronically, followed by a written copy mailed by registered or certified mail, postage prepaid, return receipt requested, to the Parties hereto at their addresses set forth below or at such other addresses which may be designated in writing by the parties:

If to Buyer:

CRC Associate, Inc.
300 Maple Avenue, Suite 101
South Plainfield, NJ 07080
Attn:           Chetan Patel
Facsimile:  (908) 756-3433

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With a copy to:

Kim & Bae, P.C.
2160 North Central Road, Suite 303
Fort Lee, New Jersey 07024
Attn:  David G. Polazzi, Esq.
Facsimile: (201) 585-2246

If to Seller:

Shelter Express Corp.
444 Merrick Rd., Suite 370
Lynbrook, NY  11563
Attn:  Paul A. Cooper, Chief Executive Officer
Fax:  (516) 887-2029

With a Copy To:

Ruskin Moscou Faltischek, P.C.
East Tower, 15th Floor
1425 RXR Plaza
Uniondale, NY  11556-1425
Attn:  Adam P. Silvers, Esq.
Fax:  (516) 663-6719

If to GTJ REIT:

GTJ REIT, Inc.
444 Merrick Rd., Suite 370
Lynbrook, NY  11563
Attn:  Paul A. Cooper, Chief Executive Officer
Fax:  (516) 887-2029

Notices shall be deemed received (a) when delivered personally, (b) one business day after being sent by facsimile or a nationally recognized overnight courier, (c) three business days after being sent by certified or registered mail, or (d) when receipt is confirmed if delivered by telecopy.

14.4           Waiver.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege.

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14.5           Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between the Buyer and the Seller) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

14.6           Binding Effect; Assignments.  The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors.  Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by either Party without the prior written consent of the other Party.

14.7           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

14.8           Headings.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

14.9           Construction; Complete Agreement.  Each Party has been represented by counsel selected by such Party in connection with the negotiation and drafting of this Agreement, and this Agreement has been jointly drafted by such counsel, so no principle of resolving ambiguities against the drafter shall apply in construing any of the terms hereof.  Whenever, the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

14.10           Representation by Counsel.  Each Party hereto acknowledges that it has been advised by legal and any other counsel retained by such Party in its sole discretion.  Each Party acknowledges that such Party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other Party hereto or any third party.

14.11           Schedules and Exhibits.  The Schedules and Exhibits attached hereto are an integral part of this Agreement.  All Exhibits and Schedules attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Share Purchase Agreement together with all such Exhibits and Schedules, and all ancillary agreements and exhibits and schedules thereto to be delivered at Closing.

EXECUTION COPY

14.12           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  The Parties hereby irrevocably agrees that all actions, suits or proceedings arising out of, in connection with or relating to this Agreement, or the interpretation, performance or breach thereof, shall be brought in the Supreme Court of the State of New York, County of Nassau.  The Parties hereby agree that if litigation is commenced in such court, they each waive personal service of all process on the condition that all such process is served personally or by registered or certified mail directed to the Party at the address set forth in this Agreement for the giving of notices, or as otherwise provided by the laws of the State of New York or the United States.  Nothing herein shall affect the right of a Party to serve process in any other manner permitted by law. Each Party waives any defense it may have as to improper venue, or that any of the above courts is an inconvenient forum.

14.13           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

SHELTER EXPRESS CORP.

By:  /s/ Paul Cooper
Name:   Paul Cooper
Title:     Vice President

BUYER:

MANISHA PATEL

By:
Name:
Title:

Agreed and Consented to
with respect to Article 13

GTJ REIT, INC.

By:  /s/ Douglas A. Cooper
Name:   Douglas A. Cooper
Title:     Executive Vice President/Secretary

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

SHELTER EXPRESS CORP.

By:  ________________________________
Name:
Title:

BUYER:

MANISHA PATEL

By:  /s/ Manisha Patel
Name:
Title:

Agreed and Consented to
with respect to Article 13

GTJ REIT, INC.

By:  ________________________________
Name:
Title: